Exhibit 4.13

AMENDMENT NO. 3 TO
PLEDGE AND SECURITY AGREEMENT

This Amendment No. 3 to Pledge and Security Agreement (this “Amendment”) is entered into effective as of June ____, 2015 (the “Effective Date”), by and among the undersigned parties for the purpose of amending that certain Pledge and Security Agreement dated as of October 19, 2011, as first amended on December 15, 2011, and as second amended on January 9, 2015 (as amended, the “Pledge and Security Agreement”). The undersigned parties hereby agree as follows:

1.          The undersigned parties acknowledge that Holdings shall offer and sell up to $20,000,000 aggregate principal amount of L Bonds (the “L Bonds”), which shall be offered and sold as “Securities” under the Indenture, pursuant to a new registration statement on Form S-1 (SEC File No. 333-203879). The L Bonds shall be Secured Obligations for purposes of the Pledge and Security Agreement.

2.          Except as set forth above, the terms and conditions of the Pledge and Security Agreement shall remain unaffected and unchanged. Any capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Pledge and Security Agreement.

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In Witness Whereof, each of the parties have executed this Amendment No. 3 to Pledge and Security Agreement to be effective as of the Effective Date.

GWG Holdings, Inc. (Grantor)	Jon R. Sabes (Grantor), individually

By:
Name:
Title:

GWG Life, LLC (Grantor)	Steven F. Sabes (Grantor), individually

By:
Name:
Title:

Bank of Utah (Trustee)

By:
Name:
Title: